Press Release
COWEN COMPLETES REVERSE STOCK SPLIT

New York, NY, December 5, 2016 — Cowen Group, Inc. (NASDAQ:COWN) (“Cowen” or the “Company”) completed its previously announced one-for-four reverse stock split. Pursuant to the reverse split, common shareholders automatically received one common share for every four common shares owned. The Company’s Class A common stock will begin trading on a reverse split adjusted basis on the NASDAQ Global Market at the opening of trading on December 5, 2016 under the symbol “COWN.” In connection with the reverse stock split, the Company’s Class A common stock CUSIP will change to USIP number 223622606.

The Company believes that existing stockholders will benefit from the ability to attract a broader range of investors as a result of the reverse stock split and a higher per share stock price.

The reverse stock split uniformly affects all record holders of common stock and does not affect any record holder’s percentage ownership in the Company, except for de minimis changes as a result of the elimination of fractional shares. The reverse stock split reduced the number of Class A shares of common stock outstanding from approximately 107,337,144 as of December 5, 2016 to approximately 26,834,286 shares post-split.

All outstanding preferred shares, stock options, stock appreciation rights, warrant, and equity incentive plans immediately prior to the reverse stock split will be appropriately adjusted by dividing the number of shares of Class A common stock into which the preferred shares, stock options, stock appreciation rights, warrants and equity incentive plans of the Class A common stock are exercisable or convertible by four and multiplying the exercise or conversion price by four, as a result of the reverse stock split.

The reverse stock split did not affect the number of authorized or outstanding shares of the Company’s 5.625% Series A Cumulative Perpetual Convertible Preferred Stock (“Preferred Stock”) or the dividend rate per share of any outstanding shares of Preferred Stock. The conversion price and conversion rate have been adjusted and effective as of the open of business on December 5, 2016. As a result of the adjustment, the conversion rate is 38.0619 and the conversion price is $26.2730.

The conversion rate of the Company’s 3.0% Cash Convertible Senior Notes due 2019 (“Convertible Notes”) automatically adjusted as follows: the conversion rate of the Convertible Notes adjusted from 187.62 shares of Common Stock per $1,000 principal amount of such notes to 46.905 shares of Common Stock per $1,000 principal amount of such notes. The maximum total number of shares of common stock issuable upon conversion in connection with a “Make Whole Adjustment” under the Convertible Notes adjusted from 28,048,786 shares per $1,000 principal amount of such notes to 7,012,196 shares of Common Stock per $1,000 principal amount of such notes.

No fractional shares will be issued in connection with the reverse split. Stockholders of fractional shares of the Company’s Class A common stock will receive a cash payment at a price equal to the closing price of the Company’s Class A common stock as of December 2, 2016. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action in connection with the reverse stock split. Their accounts will be automatically adjusted to reflect the new number of shares owned. A letter of transmittal relating to the reverse stock split will be sent to record holders of certificates of Class A common stock. Stockholders who receive this communication should follow the instructions in that letter.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, sales and trading and prime brokerage services through its two business segments: Ramius and its affiliates make up the Company’s alternative investment segment, while Cowen and Company, a member of FINRA and SIPC, and its affiliates make up the Company’s broker-dealer segment. Ramius provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital. Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research, a sales and trading platform for institutional investors and a comprehensive suite of prime brokerage services. Founded in 1918, the firm is headquartered in New York and has offices worldwide. For additional information, visit www.cowen.com.

SOURCE:    Cowen Group, Inc.

MEDIA:     Gagnier Communications
Dan Gagnier, 646-273-9391